Exhibit 99.1

THE COAST DISTRIBUTION SYSTEM, INC.

CONTACT:	Thomas R. McGuire
Chief Executive Officer
(408) 782-6686

FOR IMMEDIATE RELEASE

THE COAST DISTRIBUTION SYSTEM, INC. REPORTS 75% INCREASE IN NET EARNINGS

AND 20% INCREASE IN NET SALES IN FIRST QUARTER 2004

MORGAN HILL, Calif. (May 10, 2004) — The Coast Distribution System, Inc. (AMEX: CRV) today reported substantial increases in sales, operating income and net earnings for the first quarter ended March 31, 2004.

During that quarter net sales increased 20% to $48,697,000, and operating income increased 55% to $2,713,000. By comparison, net sales and operating income in the first quarter of 2003 were $40,631,000 and $1,746,000 respectively. Net earnings in the first quarter this year increased by 75% to $1,459,000, or $0.30 per diluted share, from $836,000, or $0.19 per diluted share, in the same quarter of 2003. Continued strong demand for our products, improved service to our customers which we believe has enabled us to increase market share and an improvement in our gross margin were the principal contributors to these increases.

“The entire coast team is proud of our results,” stated Thomas R. McGuire, Chairman and Chief Executive of Coast. “We are committed to continued improvement in all areas of our business.”

About The Coast Distribution System, Inc.

The Coast Distribution System is a leading supplier of accessories for recreational vehicles (RVs) and pleasure boats in the U.S. and Canada. Coast supplies its 15,000 customers through 17 distribution centers located throughout the U.S. and Canada.

Forward Looking Information

This news release may contain statements regarding our expectations about our future financial performance that are” forward-looking statements” as defined in the Private Securities Litigations Reform Act of 1995. Forward-looking statements are estimates of, or statements about our expectations or beliefs regarding our future financial performance and operating trends that are based on current information and that are subject to a number of risks and uncertainties that could cause our actual operating results in the future to differ significantly from those expected at the current time. Those risks and uncertainties may include, among others: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell;

increases in interest rates which affect the availability and affordability of financing for RVs and boats; increases in the costs and supply shortages of gasoline which affect the costs of using and the willingness and ability of consumers to use RVs and boats; and unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increase in price competition within our markets that could affect our margins and, therefore, our operating results; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and readers of this news release are urged to review those sections of that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this document or in our 2003 Annual Report on Form 10-K, whether as a result of new information, future events or otherwise.

The Coast Distribution System, Inc.

Consolidated Statements of Earnings for the

Three Months Ended March 31, 2004 and 2003

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Net sales	$48,697,000	$40,631,000
Operating income	$2,713,000	$1,746,000
Net Earnings	$1,459,000	$836,000
Earnings per share — diluted	$0.30	$0.19
Shares used in diluted earnings per share calculation	4,845,000	4,504,000

Balance Sheet

	At March 31,
(In thousands)	2004	2003
Cash	$819	$1,087
Accounts receivable	35,426	31,090
Inventories	42,288	39,123
Other current assets	3,383	3,323

Total current assets	81,916	74,623
Property and equipment	2,264	2,427
Other assets	695	1,358

	$84,875	$78,408

Accounts payable	$22,646	$16,823
Other current liabilities	3,676	2,599

Total current liabilities	26,322	19,422
Long-term obligations	33,571	37,591
Shareholders’ Equity	24,982	21,395

	$84,875	$78,408